Exhibit 10.17

September 16, 2019

Robert Piconi

[***]

Dear Robert:

It gives me great pleasure to offer you employment as Chief Executive Officer for Energy Vault, Inc. (the “Company”). You will report to the Board of Directors of Energy Vault, Inc. You will begin your employment on September 16, 2019 and the following terms and conditions will apply to your employment:

1.

Salary. Your salary will be $2,307.69 payable on a bi-weekly basis (annualized to $60,000 per year) in accordance with the Company’s normal payroll practices. Your salary is subject to modification during your employment in accordance with the Company’s practices, policies, or procedures.

2.	Flexible Time Off. You will be able to use Flexible Time Off (FTO) with pay during current and subsequent years of employment in accordance with the Company’s FTO policy.
3.

Benefits (Health and Welfare Plans). In addition to your compensation, you will be eligible to receive the benefits that are generally offered to all Company employees effective the first of the month following your hire date. The program includes medical plans, dental plans, and a vision plan. These programs are subject to change at the discretion of the Company.

4.	Holidays. You will be paid for selected holidays in accordance with the Company’s holiday schedule. This schedule is subject to change at the discretion of the Company.

As a condition of your employment with the Company, you will furnish and will continue to furnish the Company all necessary documentation that will satisfy the requirements of the Immigration Reform and Control Act of 1986.

Your employment is expressly contingent upon the acceptable results of a background check. Any falsification of an applicant’s employment history or educational background will result in withdrawal of the offer and or termination of employment, if hired.

Your employment with the Company is at will. This means that either you or the Company may terminate your employment at any time, with or without cause and with or without notice. We both agree that any dispute arising with respect to your employment and the termination of that employment shall be conclusively settled by final and binding arbitration in accordance with the arbitration procedures described in the Employee Confidentiality and Non-Disclosure Agreement.

By signing this letter, you acknowledge that the terms described in this letter, together with the Employee Confidentiality and Non-Disclosure Agreement, sets forth the entire understanding between us and supersedes any prior representations or agreements, whether written or oral; there are no terms, conditions, representations, warranties or covenants other than those contained herein. No term or provision of this letter may be amended waived, released, discharged or modified except in writing, signed by you and an authorized officer of Energy Vault, Inc. except that the Company may, in its sole discretion, adjust salaries, incentive compensation, benefits, job titles, locations, duties, responsibilities, and reporting relationships.

Our offer is contingent on your understanding and acceptance of the agreements and practices referred to in this letter. Please acknowledge your acceptance of this offer of employment on the terms indicated by signing the enclosed copy of this letter. Should you have any questions, please feel free to contact me.

Sincerely,

/s/ Bill Gross

Bill Gross
Chairman of the Board
Energy Vault, Inc.

I accept the position of Chief Executive Officer, Energy Vault, Inc., on the terms described within this letter.

/s/ Robert Piconi
Robert Piconi – SIGNATURE	DATE